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                                                                    EXHIBIT 99.3

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     The original Statistical Package for the Social Sciences was introduced in 1969, and SPSS was incorporated in 1975. The first SPSS products were almost exclusively used by academic researchers working on mainframe computing systems. SPSS subsequently transformed and enhanced its core product technology, broadened its customer base into the corporate and government sectors, significantly expanded its sales and marketing capabilities, acquired twelve corporate entities and product offerings, and adapted its products to changing hardware and software technologies. Approximately 64% of 2000 revenues came from sales to customers in corporate settings, with another 22% in academic institutions and 14% in government agencies.

     In recent years, SPSS has experienced a significant shift in the sources of its revenues. Between 1996 and 2000, revenues from its analytical solutions increased from 3% to almost 17% of total net revenues and market research revenues rose from 15% to 16%. In contrast, revenue from SPSS statistical products and services declined from 67% to 42% of net revenues. Management expects these trends to continue in 2001.

     The following information should be read in conjunction with the consolidated historical financial information and the notes thereto included elsewhere in this proxy statement/prospectus.

RESULTS OF OPERATIONS

     The following table shows select statements of income data as a percentage of net revenues for the years indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     1996     1997     1998     1999     2000
                                                     -----    -----    -----    -----    -----
                                    Net revenues:
  Analytical solutions...........................      2.8%     3.0%     5.6%     9.6%    16.8%
  Market research................................     15.4%    16.1%    16.1%    18.0%    16.0%
  Statistics.....................................     66.7%    63.3%    56.0%    50.6%    42.3%
  ShowCase.......................................     15.1%    17.6%    22.3%    21.8%    24.9%
                                                     -----    -----    -----    -----    -----
     Net revenues................................    100.0%   100.0%   100.0%   100.0%   100.0%
                              Operating expenses:
  Cost of revenues...............................      9.3%     9.3%     8.7%     9.1%     8.7%
  Sales and marketing............................     51.2%    54.5%    53.5%    54.4%    61.8%
  Product development............................     15.7%    15.7%    15.9%    16.8%    17.7%
  General and administrative.....................     11.8%    11.0%     8.0%     7.9%     7.6%
  Special general and administrative charges.....     --        4.2%      .3%    --       --
  Merger-related.................................      3.1%     3.2%     1.2%      .9%    --
  Acquired in-process technology.................     --         .3%     2.2%      .1%    --
                                                     -----    -----    -----    -----    -----
     Operating expenses..........................     91.1%    98.2%    89.8%    89.2%    95.8%
                                                     -----    -----    -----    -----    -----
Operating income.................................      8.9%     1.8%    10.2%    10.8%     4.2%
Net interest and investment income...............      0.2%      .2%     0.3%     .4%      .6%
Other income (expense)...........................     (0.1)%    .1%     (0.1)%     .2%      .7%
                                                     -----    -----    -----    -----    -----
Income before income taxes.......................      9.0%     2.1%    10.4%    11.4%     5.5%
Provision for income taxes.......................      3.2%     1.9%     5.0%     4.1%     2.3%
                                                     -----    -----    -----    -----    -----
Net income.......................................      5.8%    0.2%      5.4%     7.3%     3.2%
                                                     =====    =====    =====    =====    =====

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COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000.

     Net Revenues. Net revenues increased from $158,991,000 in 1998 to $181,453,000 in 1999, an increase of 14% from 1998, and increased to $186,114,000 in 2000, an increase of 3% from 1999. The 1999 increase was primarily due to growth in analytical solutions revenues of 99%, resulting from additional new data mining products and sales of the newly acquired Clementine products; increases in market research revenues of 28%, primarily due to the introduction of a new web data collection product, revenues from the newly acquired Surveycraft products, an increased number of large transactions with major customers and increases in ShowCase revenues of 11%, primarily due to increases in maintenance and support and professional service fee revenues. Offsetting this revenue growth was an increase in statistics revenue of only 3% in 1999, primarily due to shifts in sales and marketing resources toward developing the higher-growth markets for analytical solutions, as well as reflecting the lower overall growth rate in the market for general-purpose statistical products. The 2000 increase was due primarily to growth in analytical solutions revenues of 78%, due to increases in data mining products and sales, and increases in ShowCase revenues of 17%, primarily due to increases in new license revenues largely attributable to the expansion of the direct sales force and increases in maintenance and support revenues, offset by the negative effects of deferring revenues as required by AICPA Technical Practice Aids regarding software revenue recognition. This application resulted in a $16,975,000 reduction in net revenues. Market research revenues declined 9% in 2000 primarily due to the negative effects of the deferred revenue adjustment previously mentioned. Statistics revenue decreased 14% in 2000 due to the deferred revenue adjustment and a lower overall growth rate in the market for general-purpose statistical products. Revenues were adversely affected by foreign currency exchange rates for the three years described.

     During 2000, the AICPA staff released several Technical Practice Aids ("TPA") for the software industry, consisting of questions and answers related to the financial accounting and reporting issues of Statement of Position 97-2, Software Revenue Recognition. As a result of the issuance of these TPA's, SPSS performed a comprehensive review of their revenue recognition policies to ensure compliance with recent authoritative literature. On a prospective basis from the fourth quarter of 2000, SPSS applied the standards in TPA 5100.53 -- Fair value of PCS in a short-term time-based license and software revenue recognition and TPA 5100.68 -- Fair value of PCS in perpetual and multi-year time-based licenses and software revenue recognition. As a result of the application of the TPA's, SPSS began to recognize the revenue from short-term time-based licenses and perpetual licenses with multi-year maintenance terms ratable over the term of the contract. SPSS recorded a one-time adjustment of approximately $16,975,000 to defer revenue for contracts entered into during the fourth quarter of 2000.

     Cost of Revenues. Cost of revenues consists of costs of goods sold, amortization of capitalized software development costs, and royalties paid to third parties. Cost of revenues increased from $13,857,000 in 1998 to $16,500,000 in 1999, and decreased to $16,268,000 in 2000. These costs increased 19% in 1999 due to higher sales levels and higher amounts of capitalized software amortized. Cost of revenues decreased 1% in 2000 due to a decrease in shipping costs and royalties paid to third party software providers. As a percentage of net revenues, cost of revenues were steady at 9% in 1998, 1999 and 2000.

     Sales and Marketing. Sales and marketing expenses increased from $85,099,000 in 1998 to $98,824,000 in 1999 and to $115,074,000 in 2000, an
increase of 16% in 1999 and 2000. These increases reflect the Company's strategy of expanding sales management, recruiting additional, more senior sales representatives, and hiring more professional services personnel. Sales and marketing expense increases were partially offset by the effects of changes in foreign currency exchange rates in 1999 and 2000. As a percentage of net revenues, sales and marketing expenses increased from 54% in 1998 and 1999, to 62% in 2000.

     Product Development. Product development expenses increased from $25,233,000 in 1998 to $30,465,000 in 1999 and to $32,896,000 in 2000 (net of
the effect of capitalized software development costs of $1,933,000 in 1998, $2,593,000 in 1999 and $4,930,000 in 2000) an increase of 21% in 1999 and an increase of 8% in 2000. In the same periods, the Company's expense for amortization of capitalized software and product translations, included in cost of revenues, was $1,892,000 in 1998, $3,182,000 in 1999 and $4,161,000 in 2000.
The increases in product development expenses were primarily due to staff increases, salary increases and

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recruiting fees. As a percentage of net revenues, product development expenses were 16% in 1998, 17% in 1999 and 18% in 2000.

     General and Administrative. General and administrative expenses increased from $12,639,000 in 1998 to $14,239,000 in 1999 and decreased to $14,045,000 in
2000, an increase of 13% in 1999 and a decrease of 1% in 2000. The increase in 1999 was due to additional administrative staff, primarily information systems personnel. The decrease in 2000 was due to reduced costs by consolidating the United States accounting functions and lower bad debt expense. This expense was steady as a percentage of net revenues at 8% in 1998, 1999 and 2000.

     Special General and Administrative Charges. Special general and administrative charges were $445,000 in 1998 and represented the write-off of duplicate capitalized software development costs of platforms like UNIX and Open VMS products as a result of the acquisitions of Surveycraft and Integral Solutions.

     Merger-related. SPSS incurred merger-related costs of $1,948,000 in 1998 and $1,611,000 in 1999 related to acquisitions accounted for as pooling-of-interests, which costs include employee sign-on bonuses, employee severance, facility costs, and various other expenses. During 1997, the Company recorded a charge for the consolidation of the Company's United Kingdom facilities of $1,307,000 and during 1998, recorded a recovery of $280,000 when the plan was revised based on the acquisition of Integral Solutions. The United Kingdom facility consolidation plan was established to achieve cost efficiencies through the elimination of redundant facilities and includes accruals of $526,000 for estimated lease charges, $286,000 for estimated property tax charges, $207,000 for the write-off of leasehold improvements and $8,000 for dilapidation charges. The United Kingdom facility consolidation plan was revised in 1999 when SPSS was unable to secure suitable facilities in a competitive London real estate market. This led to a recovery of $803,000 in 1999. Included in 1999 merger-related costs were expenses related to management and sales force restructuring, employee sign-on bonuses, professional fees, and various other expenses.

     Acquired In-Process Technology. Acquired in-process technology costs were $3,552,000 in 1998 and related to the acquisitions of Surveycraft and Integral Solutions accounted for under the purchase method. Acquired in-process technology costs were $128,000 in 1999 and related to an acquisition of the VerbaStat software product from DataStat.

     In November 1998, SPSS acquired all of the outstanding capital stock of Surveycraft, a provider of market research software in the Pacific Rim. A portion of the purchase price was attributable to acquired in-process technology, as the development work associated with the project had not reached technological feasibility and was believed to have no alternative future use other than as market research software. SPSS carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years discounted to present value using a discount rate of 18%. SPSS believes the discount rate is appropriate given the level of risk of unsuccessful completion of the technology as it was estimated to be approximately 85% complete, both in terms of costs invested as of the acquisition date relative to completion costs and technical achievements. In projecting the future revenue streams from the project, SPSS considered many factors including competition, market growth estimates, time to market and additional sales and marketing leverage which SPSS could provide to the Surveycraft products.

     In December 1998, SPSS acquired all of the outstanding capital stock of Integral Solutions, a leading provider of data mining software. A portion of the purchase price was attributable to acquired in-process technology, as the development work associated with several projects had not reached technological feasibility and were believed to have no alternative future use other than as data mining tools. SPSS carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years discounted to present value using discount rates ranging from 34% to 37% depending on the project and the market risks associated with each of the research and development projects and resulting products. Specific consideration was given to the stage of development of each research and development effort, which ranged from 23% to 82% complete, both in terms of costs invested as of the acquisition date relative to completion costs and technical achievements. In projecting the future revenue streams from the projects, SPSS considered many factors including competition, market growth estimates,

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time to market and additional sales and marketing leverage that SPSS could provide to the Integral Solutions products.

     In December 1999, SPSS acquired the VerbaStat software program, a software tool for computer aided coding of open-ended survey questions, from DataStat. A portion of the purchase price was attributable to acquired in-process technology, as the development work associated with the program had not reached technological feasibility and were believed to have no alternative future use. SPSS carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years discounted to present value using a discount rate of 20% based on the project and the market risks associated with the research and development project and resulting product. Specific consideration was given to the stage of development of the research and development effort, which was 75% complete, both in terms of costs invested as of the acquisition date relative to completion costs and technical achievements. In projecting future revenue streams from the project, SPSS considered many factors including competition, market growth estimates, time to market and additional sales and marketing leverage that SPSS could provide to the VerbaStat product.

     Net Interest and Investment Income. Net interest and investment income was $446,000 in 1998, $739,000 in 1999 and $1,096,000 in 2000 primarily due to interest earned on short-term investments, partially offset by interest expense incurred on line-of-credit borrowings.

     Other Income (Expense). Other income (expense) was ($98,000) in 1998 and $304,000 in 1999 and consists mainly of foreign exchange transactions. Other income was $1,222,000 in 2000, due primarily to the $1,397,000 gain on the divestiture of the statistical quality control product line, offset partially by foreign exchange transactions.

     Provision for Income Taxes. The provision for income taxes consisted of $7,926,000 in 1998, $7,492,000 in 1999 and $4,234,000 in 2000. During 1998, the
provision for income taxes represented a tax rate of approximately 48%, primarily due to nondeductible expenses related to the Surveycraft Limited and Integral Solutions Limited acquisitions. During 1999, the provision for income taxes represented a tax rate of approximately 36%, due primarily to the reduction of the deferred tax valuation allowance. During 2000, the provision for income taxes represented a tax rate of approximately 42%, due to higher foreign taxes, but partially offset by the reduction of the deferred tax valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has financed its business primarily through cash provided by operations, the sale of equity securities and bank borrowings.

     SPSS's long-term debt as of December 31, 2000 consists of a mortgage on property in The United Kingdom and the balance of the purchase price due DataStat, S.A. for the acquisition of the VerbaStat product. As of December 31, 2000, SPSS held approximately $27,887,000 of cash and cash equivalents. Funds in 1999 were used primarily for payments related to SPSS's acquisitions, as well as new computer systems for use in internal product development and expenditures made for an office move in Sweden. Funds in 2000 were used primarily for payments related to office space expansions, new sales force automation and accounting system, upgrades of computing systems, integration of previous acquisitions, strategic investments, and the hiring of sales and professional services personnel in advance of revenues.

     In June 1999, the former ShowCase Corporation completed an initial public offering of common stock which resulted in net proceeds to ShowCase of approximately $24,400,000. As of December 31, 2000, the ShowCase cash balance adds approximately $17,605,000 to SPSS cash and cash equivalents.

     In May 2000, the Company renewed its loan agreement with American National Bank and Trust Company of Chicago. Under the loan agreement, SPSS has an available $20,000,000 unsecured line of credit, under which borrowings bear interest at either the prime interest rate or the Eurodollar Rate, depending on the circumstances. As of December 31, 2000, SPSS had $16,000,000 outstanding under this line of credit. The

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Company's agreement with American National requires SPSS to comply with specified financial ratios and tests, and, among other things, restricts the Company's ability to:

     - Incur additional indebtedness;

     - Create liens on assets;

     - Make investments;

     - Engage in mergers, acquisitions or consolidations where SPSS is not the surviving entity;

     - Sell assets;

     - Engage in select transactions with affiliates; and

     - Amend its organizational documents or make changes in its capital structure.

     SPSS anticipates the amounts available from cash and cash equivalents on hand, under its line of credit, and cash flows generated from operations, will be sufficient to fund the Company's operations and capital requirements for the foreseeable future. However, no assurance can be given that changing business circumstances will not require additional capital for reasons that are not currently anticipated or that the necessary additional capital will then be available to SPSS on favorable terms or at all.

     The Company's capital expenditures, primarily for computer systems, leasehold improvements and office furniture totaled approximately $13,500,000 in 2000 and are projected to total approximately $8,000,000 in 2001 and $7,000,000 in 2002. SPSS intends capital expenditures during 2001 to include new computers, primarily for use in internal product development, replacement of its systems for accounting and order entry, as well as furnishings and other equipment related to the move of the Company's facilities in Kilburn, UK, and expansion of facilities in Chicago, Miami, Woking, UK, Denmark, and Australia. SPSS does not believe that the implementation of its business strategy will require substantial additional capital expenditures in comparison with historical levels of product development costs and other expenses.

INTERNATIONAL OPERATIONS

     Significant growth in the Company's international operations also occurred from 1996 to 2000. Revenues from international operations comprised approximately 43% to 50% of total net revenues between 1996 and 2000. They were approximately 43% of total net revenues in 2000.

     Following the reorganization of its international operations in 1990, SPSS has maintained substantially the same direct sales and telesales organizations worldwide. The international sales organization uses more independent distributors than the domestic sales organization, primarily in countries without an SPSS sales office. Management believes the profit margins associated with the Company's domestic and international operations are essentially the same.

     As international revenues increase, SPSS may experience additional foreign currency exchange risk. To mitigate these effects, SPSS hedges its transaction exposure (i.e., the effect on earnings and cash flows of changes in foreign exchange rates on receivables and payables denominated in foreign currencies). SPSS does not hedge its foreign currency exposure in a manner that would entirely eliminate the effects of changes in foreign exchange rates on the Company's consolidated net income. Accordingly, the Company's reported revenues and net income have been and in the future may be affected by the changes in foreign exchange rates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISKS

     The Company is exposed to market risk from fluctuations in interest rates on borrowings under our unsecured line of credit that bears interest at either the prime rate or the Eurodollar rate. As of December 31, 2000, the Company had $16,000,000 outstanding under this line of credit. A 100 basis point increase in interest rates would result in an additional $160,000 of annual interest expense, assuming the same level of borrowing.

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     The Company is exposed to market risk from fluctuations in foreign currency exchange rates. Since a substantial portion of the Company's operations and revenue occur outside the United States, and in currencies other than the U.S. dollar, the Company's results can be significantly impacted by changes in foreign currency exchange rates. To manage the Company's exposure to fluctuations to currency exchange rates, the Company enters into various financial instruments. These instruments generally mature within 12 months.
Gains and losses on these instruments are recognized in other income or expense. Were the foreign currency exchange rates to depreciate immediately and uniformly against the U.S. dollar by 10 percent from levels at December 31, 2000, management expects this would have a materially adverse effect on the Company's financial results.

FORWARD-LOOKING STATEMENTS

     THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS", "ANTICIPATES", "INTENDS", "BELIEVES", OR SIMILAR LANGUAGE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DISCUSSION AND ANALYSIS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY CAUTIONS INVESTORS THAT ITS BUSINESS AND FINANCIAL PERFORMANCE AND THE MATTERS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO SUBSTANTIAL RISKS AND UNCERTAINTIES.

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